                                                                      Exhibit 11

                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
                 Computation of Per Share Earnings (Unaudited)


Primary earnings per share is computed by dividing net income less the ESOP preferred stock dividend requirement (to the date of its redemption in 1996), and the redemption adjustment (excess of fair value over book value of ESOP shares redeemed) by the weighted average number of common shares outstanding. In December 1996, the company redeemed the ESOP preferred stock with shares of the company stock of equivalent value. On March 1, 1995, the Series A stock was converted on a one-for-one basis into common stock. In 1994, common shares outstanding included an equivalent number (one-for-one) of common shares, assuming the conversion of Series A stock. Fully diluted earnings per share reflects the dilutive effect of stock options and assumes the conversion of outstanding ESOP preferred stock, until its redemption in December 1996, into an equivalent number of common shares at the date of issuance. Net income was reduced by an additional ESOP contribution (differential between the common and the ESOP preferred dividend rates under an assumed conversion) necessary to satisfy the debt service requirement.

                                                                          Years Ended December 31
                                                                   ---------------------------------------
                                                                      1996         1995            1994
                                                                   ----------   ----------      ----------
Primary earnings per share                                         ($ in millions except per share data)
--------------------------
Primary earnings:
Continuing operations:
Income from continuing operations                                  $    288       $    134      $     79
Less: ESOP preferred dividend, net of tax benefit                        (4)            (6)           (6)
      Redemption adjustment                                              (8)           -               -
                                                                   --------       --------      --------
Income from continuing operations                                  $    276       $    128      $     73
                                                                   ========       ========      ========


Discontinued operations:
Income (loss) from discontinued operations                         $     (8)      $      6      $     12
Less redemption adjustment                                               (1)           -               -
                                                                   --------       --------      --------
Income (loss) from discontinued operations                         $     (9)      $      6      $     12
                                                                   ========       ========      ========
Primary shares: (in thousands)
Weighted average shares outstanding                                  49,992         48,866        46,606
                                                                   ========       ========      ========

Primary earnings (loss) per share:
Continuing operations                                              $   5.52       $   2.63      $   1.57
Discontinued operations                                               (0.18)          0.12          0.26
                                                                   --------       --------      --------
Total                                                              $   5.34       $   2.75      $   1.83
                                                                   ========       ========      ========



Fully diluted earnings per share
--------------------------------
Fully diluted earnings:
Income from continuing operations                                  $    288       $    134      $     79
Less additional ESOP contribution                                        (4)            (3)           (3)
                                                                   --------       --------      --------
Income from continuing operations                                  $    284       $    131      $     76
                                                                   ========       ========      ========

Income (loss) from discontinued operations                         $     (8)      $      6      $     12
                                                                   ========       ========      ========
Fully diluted shares: (in thousands)
Weighted average number of common shares outstanding
 and common stock equivalents                                        49,992         48,866        46,606
Common shares issuable assuming the conversion of outstanding
 ESOP preferred stock at the date of issuance                         1,950          2,262         2,880
Common shares issuable under stock options and
 additional remuneration agreements which have a dilutive
 effect on per share earnings                                           369            164           164
                                                                   --------       --------      --------
Adjusted number of common shares outstanding                         52,311         51,292        49,650
                                                                   ========       ========      ========

Fully diluted earnings (loss) per share:
Continuing operations                                              $   5.43       $   2.56      $   1.53
Discontinued operations                                               (0.16)          0.11          0.24
                                                                   --------       --------      --------
Total                                                              $   5.27       $   2.67      $   1.77
                                                                   ========       ========      ========